June 24, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS MAY 2020 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for May 2020. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $858.2 billion increased 9% over May 2019 and 4% over April 2020. Financial assets under management of $143.6 billion increased 5% over May 2019 and 5% over April 2020. The increase of client assets was attributable to the appreciation of equity markets as well as the net addition of Private Client Group financial advisors.

“Financial advisor recruiting activity has improved over the past month and the pipeline remains solid,” said Chairman and CEO Paul Reilly. “The Capital Markets segment continues to benefit from strong fixed income brokerage revenues. Meanwhile, M&A revenues have been negatively impacted by economic uncertainty.”

Net loans at Raymond James Bank of $21.4 billion increased 5% over May 2019 and declined 1% compared to April 2020. The Bank’s net interest margin has been negatively impacted by asset mix and the continued decline in LIBOR since April.

Clients’ domestic cash sweep balances of $51.5 billion increased 33% over May 2019 and were essentially flat compared to April 2020.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,100 financial advisors. Total client assets are $858 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	May 31, 2020	May 31, 2019	April 30, 2020	May 31, 2019	April 30, 2020
Client assets under administration	$858.2	$789.4	$827.7	9%	4%
Private Client Group assets under administration	$816.0	$753.0	$787.0	8%	4%
Private Client Group assets in fee-based accounts	$431.8	$377.3	$414.4	14%	4%
Financial assets under management	$143.6	$137.2	$137.2	5%	5%

Raymond James Bank loans, net	$21.4	$20.3	$21.7	5%	(1)%

Clients’ domestic cash sweep balances	$51.5	$38.7	$51.6	33%	—